Exhibit 10.4

August 26, 2025

Victor Ku

Dear Victor

Pending approval from Butterfly Network’s Compensation Committee (the “Compensation Committee”), we are pleased to offer you a position of Senior Vice-President, Chief Technology Officer with Butterfly Network, Inc. ( “Butterfly Network”) as soon as practical. You will report to Joe DeVivo, Chief Executive Officer.

Your annualized compensation in this position will consist of an annual base salary of $415,000.00 paid in biweekly pay periods, less required deductions.

You are eligible to receive an annual discretionary bonus with a target of 50%, based on goals, objectives, and performance metrics to be determined by Butterfly Network’s management. Annual bonus payments are prorated for new hires, and new hires with a start date on or after October 1 are not eligible for that calendar year's annual bonus. It will be a condition of your eligibility to receive any bonus that you remain employed with Butterfly Network through the scheduled date of payment of such bonus.

In addition to the outlined cash compensation, you will receive $1,000,000.00 worth of restricted stock units (Initial RSUs) for Class A common stock of Butterfly Network (the “Class A Common Stock”), that will be subject to (i) the approval of Butterfly Network’s Compensation Committee, (ii) the terms and conditions of a grant agreement entered into by you and Butterfly Network, and (iii) your continued service with Butterfly Network. Your Initial RSUs will vest over a three-year period.

You will also receive $500,000.00 worth of performance share units (Initial PSUs) for Class A Common Stock subject to vesting upon the achievement of specified performance metrics described in this paragraph. The Initial PSU Grant shall vest as follows: 1/3 shall vest upon the achievement of a price for the Common Stock (the “Share Price”) equal to or exceeding $3.00 per share, 1/3 shall vest upon the achievement of the Share Price equal to or exceeding $4.50, the final 1/3 shall vest upon the achievement of the Share Price equal to or exceeding $6.00, in each case, the closing stock price for 20 consecutive trading days (each, a “20-Day Consecutive Share Price”) must equal or exceed the Share Price targets, and provided such Share Price is achieved prior to the fifth (5th) anniversary of the grant date of such Initial PSU Grant (each, an “Initial PSU Grant Vesting Date”). Notwithstanding the foregoing or any provision in the Agreement or 2020 Plan to the contrary, in the event of a Change of Control prior to an applicable Initial PSU Grant Vesting Date, the portion of the Initial PSUs that have achieved the applicable Share Price targets set forth in the Initial PSU Grant shall vest in accordance with the achievement of the applicable 20-Day Consecutive Share Price as described in this paragraph, except the applicable price per share in the applicable Change of Control transaction, as determined by the Board in its discretion, shall be substituted for the applicable 20-Day Consecutive Share Price to determine the number of Initial Grant PSUs that shall vest upon such a Change of Control. For the avoidance of doubt, any Initial PSUs that have not vested in accordance with this paragraph by such Change of Control shall be forfeited.

The Initial RSUs and the Initial PSUs are herein referred to as the “Initial Equity Grants.” The Initial Equity Grants shall be made on the Start Date and determined based on the volume weighted average price of the Class A common stock for the 10-day period ending the trading day prior to your start date. You must continue to have a service relationship with Butterfly Network on the applicable vesting dates to vest in any shares in the Initial Equity Grants. This is a summary only. The Initial Equity Grants shall be subject to, and governed by, the terms and conditions of

Exhibit 10.4
the Butterfly Network’s 2020 Equity Incentive Plan, as may be amended or restated from time to time (the “2020 Plan”), and the applicable equity award agreements (collectively, the “Equity Documents”).

You will be a Hybrid employee, (2-3+ days in the office, the rest remote) based out of our New York City office.

Butterfly Network recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Butterfly Network’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date.

Further, while we expect you to remain with Butterfly Network for a long time, this letter is not an employment contract and you will be an at-will employee and will be entitled to benefits under the executive severance plan as a senior vice-president.

This letter is subject to successful completion of a background check and upon the completion of references. By signing this letter, you authorize Butterfly Network to conduct such background check.

Butterfly Network considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

Butterfly Network expects all employees to act ethically, legally and compliantly. Accordingly, all employees are expected to be familiar with and comply with its Code of Business Conduct and Ethics, which can be viewed on
Butterfly Network’s website.

Sincerely,

Butterfly Network

Signature: /s/ Joseph DeVivo

Name: Joseph DeVivo

Title: Chairman and CEO

Signature: /s/ Victor Ku

Name: Victor Ku